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                                                                     EXHIBIT 4.5

                           CERTIFICATE OF DESIGNATIONS

                                       OF

                    CONVERTIBLE PARTICIPATING PREFERRED STOCK

                                       OF

                         SOLO CUP INVESTMENT CORPORATION

              Solo Cup Investment Corporation (the "COMPANY"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies, pursuant to Section 151 of the DGCL, that the following resolutions were duly adopted by its Board of Directors (the "BOARD") on February 27, 2004:

              WHEREAS, the Company's Certificate of Incorporation, as amended, including any amendment or supplement thereto (including any Certificate of Amendment or Certificate of Designations) (the "CERTIFICATE OF INCORPORATION"), authorizes five hundred thousand (500,000) shares of preferred stock, par value $0.01 per share (the "PREFERRED STOCK"), issuable from time to time in one or more series; and

              WHEREAS, the Certificate of Incorporation authorizes the Board to establish and fix the number of shares to be included in any series of Preferred Stock and the voting powers, full or limited, or no voting powers, and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of the shares of such series;

              NOW, THEREFORE, BE IT RESOLVED, that a series of Preferred Stock with the powers, designations, preferences, rights, qualifications, limitations and restrictions as provided herein is hereby authorized and established as follows:

              Section 1.    NUMBER; DESIGNATION; RANK.

              (a) This series of convertible participating Preferred Stock is designated as the "Convertible Participating Preferred Stock" (the "CONVERTIBLE PARTICIPATING PREFERRED STOCK"). The number of shares constituting the Convertible Participating Preferred Stock is 245,000 shares, par value $0.01 per share.

              (b) The Convertible Participating Preferred Stock ranks, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company senior in preference and priority to the Common Stock (as defined in Section 10 hereof) of the Company, and each other class or series of Equity Security (as defined in Section 10 hereof) of the Company the terms of which do not expressly provide that it ranks senior in preference or priority to, or on parity with, the Convertible Participating Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company (collectively with the Common Stock, the "JUNIOR SECURITIES");


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              Section 2.    DIVIDENDS.

              (a) Each holder of issued and outstanding Convertible Participating Preferred Stock will be entitled to receive, when, as and if declared by the Board, out of funds of the Company legally available therefore, for each share of Convertible Participating Preferred Stock:

                            (i) dividends at a rate per annum equal to 10% of the sum of (A) $1,000 per share (the "ORIGINAL PURCHASE PRICE") plus (B) all unpaid cumulated and accrued Dividends (as defined below) on such share of Convertible Participating Preferred Stock, in each case as adjusted for any stock dividends, splits, combinations and similar events (the "REGULAR DIVIDENDS"); and

                            (ii) participating dividends of the same type as any dividends or other distribution, whether cash, in kind or other property, payable or to be made on outstanding shares of Common Stock equal to the amount of such dividends or other distribution as would be made on the number of shares of Common Stock into which such share of Convertible Participating Preferred Stock could be converted on the date of payment of such dividends or other distribution on the Common Stock, assuming such shares of Common Stock were outstanding on the applicable record date for such dividend or other distribution (the "PARTICIPATING DIVIDENDS" and, together with Regular Dividends, the "DIVIDENDS") and any such Participating Dividends shall be payable to the Person in whose name the Convertible Participating Preferred Stock is registered at the close of business on the applicable record date.

              (b) Subject to Section 2(a) above, Regular Dividends are payable semi-annually in arrears on the last day of each June and December, or, if such date is not a Business Day, the succeeding Business Day (each such day, a "REGULAR DIVIDEND PAYMENT DATE"). The amount of Regular Dividends payable for each full semi-annual dividend period will be computed by dividing the annual rate by two and, in the case of the initial dividend period, on the basis of a three hundred sixty (360) day year consisting of twelve thirty (30) day months and the actual number of days elapsed for any period less than one month. Regular Dividends that are not paid will cumulate and compound semi-annually to the extent not paid. Regular Dividends shall accrue ratably on a daily basis from the date of issuance until each Regular Dividend Payment Date based on a three hundred sixty (360) day year consisting of twelve thirty (30) day months. Any Regular Dividends that are declared will be paid to the holders of record of Convertible Participating Preferred Stock as they appear in the records of the Company at the close of business on the fifteenth (15th) day of the calendar month in which the applicable Regular Dividend Payment Date falls or on such other date designated by the Board for the payment of Regular Dividends that is not more than sixty (60) days or less than ten (10) days prior to such Regular Dividend Payment Date. Any payment of a Regular Dividend will first be credited against the earliest cumulated but unpaid Regular Dividend due with respect to such share that remains payable.


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              (c) Regular Dividends are payable only in cash, except as provided in Section 5(a). Regular Dividends will accrue and cumulate whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of Regular Dividends and whether or not Regular Dividends are declared.

              (d) Participating Dividends are payable at the same time as and when dividends on the Common Stock are paid to the holders of Common Stock.

              (e) So long as any share of Convertible Participating Preferred Stock is outstanding, no dividend may be declared or paid or set aside for payment or other distribution declared or made upon any Junior Securities of any kind (other than dividends payable solely in the form of Common Stock to all holders of Common Stock and Participating Dividends payable solely in the form of Common Stock to all holders of Convertible Participating Preferred Stock), nor may any Junior Securities of any kind be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such Junior Securities) by the Company (except solely by conversion into or exchange for Junior Securities), unless, in each case, full cumulative and accrued and unpaid Regular Dividends on all shares of Convertible Participating Preferred Stock have been or are contemporaneously declared and paid; PROVIDED, that this
Section 2(e) shall not restrict the redemption, repurchase or acquisition for value of Junior Securities (i) from employees or former employees of the Company or its Subsidiaries in connection with or following a termination of such employee's employment with the Company or its Subsidiaries (whether by reason of death, disability, retirement or otherwise) so long as all such redemptions, repurchases and acquisitions do not exceed $3,000,000 in the aggregate in any fiscal year; PROVIDED FURTHER that the Company or its Subsidiaries may carry over and so utilize in subsequent fiscal years (A) the portion of such $3,000,000 not utilized in any prior year and (B) the aggregate cash purchase price paid for Junior Securities that are sold, transferred or reissued for value by the Company or its Subsidiaries to another employee thereof within the prior fiscal year, so long as the aggregate amount so utilized in any fiscal year, including the $3,000,000 otherwise available during such year, does not exceed $10,000,000 or (ii) pursuant to Section 6 hereof.

              (f) So long as any share of Convertible Participating Preferred Stock is outstanding, no dividend may be declared or paid or set aside for payment or other distribution declared or made upon any Common Stock unless full Participating Dividends on all shares of Convertible Participating Preferred Stock have been or are contemporaneously declared and paid; PROVIDED, that this
Section 2(f) shall not restrict the redemption, repurchase or acquisition for value of Junior Securities (i) from employees or former employees of the Company or its Subsidiaries in connection with or following a termination of such employee's employment with the Company or its Subsidiaries (whether by reason of death, disability, retirement or otherwise) so long as all such redemptions, repurchases and acquisitions do not exceed $3,000,000 in the aggregate in any fiscal year; PROVIDED FURTHER that the Company or its Subsidiaries may carry over and so utilize in subsequent fiscal years (A) the portion of such $3,000,000 not utilized in any prior year and (B) the aggregate cash purchase price paid for Junior Securities that are sold, transferred or reissued for value by the Company or its Subsidiaries to another employee thereof within the prior fiscal year, so long as the aggregate amount so utilized in any fiscal year, including the $3,000,000 otherwise available during such year, does not exceed $10,000,000 or (ii) pursuant to Section 6 hereof.


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              (g) Prior to declaring any dividend or making any distribution on or with respect to the shares of Convertible Participating Preferred Stock, the Company shall take all actions necessary or advisable under the DGCL to permit the payment of Dividends to the holders of Convertible Participating Preferred Stock. Holders of Convertible Participating Preferred Stock are not entitled to any dividend, whether payable in cash, in kind or other property, in excess of the Dividends provided for in this Section 2.

              Section 3.    LIQUIDATION PREFERENCE.

              (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company (a "LIQUIDATION"), each share of Convertible Participating Preferred Stock entitles the holder thereof to receive and to be paid out of the assets of the Company available for distribution, before any distribution or payment may be made to a holder of any Junior Securities, an amount in cash per share equal to the greater of (i) the sum of (A) the Original Purchase Price per share plus (B) all unpaid cumulated and accrued Dividends on such share of Convertible Participating Preferred Stock, in each case as adjusted for any stock dividends, splits, combinations and similar events, or
(ii) an amount equal to the amount the holders of Convertible Participating Preferred Stock would have received upon liquidation, dissolution or winding up of the Company had such holders converted their shares of Convertible Participating Preferred Stock into shares of Common Stock immediately prior to such liquidation, dissolution or winding up (such greater amount, the "LIQUIDATION PREFERENCE").

              (b) After payment to the holders of Convertible Participating Preferred Stock of the full Liquidation Preference to which they are entitled, the holders of Convertible Participating Preferred Stock, in such capacity, will have no right or claim to any of the assets of the Company.

              (c) The value of any property not consisting of cash that is distributed by the Company to the holders of the Convertible Participating Preferred Stock will equal the Fair Market Value (as defined in Section 10 hereof) thereof.

              Section 4.    VOTING RIGHTS; BOARD OF DIRECTORS REPRESENTATION.

              (a) The holders of Convertible Participating Preferred Stock are entitled to vote on all matters on which the holders of Common Stock are entitled to vote, and except as otherwise provided herein or by law, the holders of Convertible Participating Preferred Stock will vote together with the holders of Common Stock as a single class. Each holder of Convertible Participating Preferred Stock is entitled to a number of votes equal to the number of shares of Common Stock into which all of the outstanding shares of Convertible Participating Preferred Stock held by such holder on the applicable record date are convertible immediately prior to the vote.

              (b) So long as any shares of Convertible Participating Preferred Stock are outstanding, and except as otherwise provided by law, none of the Company and its Subsidiaries may take any of the following actions without the prior vote or written consent of holders representing at least a majority of the then outstanding shares of Convertible Participating Preferred Stock, voting together as a separate class; PROVIDED, that no such approval shall be


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required in connection with any such action that solely is taken to finance a redemption (or is reasonably necessary to facilitate a redemption or is reasonably required as a result of the redemption or such other actions) of all or a portion of the Redemption Securities (as defined in Section 10 hereof) pursuant to Section 6 hereof:

                            (i) the incurrence of indebtedness for borrowed money (including through the issuance of debt securities or the guarantee of indebtedness of another Person), other than Permitted Indebtedness, in excess of $30 million in the aggregate since February 27, 2004;

                            (ii) other than under the Debt Instruments and as permitted under the Debt Instruments, creating, incurring, assuming or suffering to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for (a) Liens incurred under the Debt Instruments and Liens in existence on the date hereof listed on Schedule 5.08(b) to the Credit Agreement (as defined in Section 10 hereof) and any renewals, modifications, replacements or extensions thereof, provided that such Liens do not extend to any additional property and the renewal, refinancing, refunding or extension of the obligations secured or benefited by such Liens is permitted by the Debt Instruments, (b) easements (including, without limitation, reciprocal easement agreements and utility easements), rights-of-way, restrictions (including zoning restrictions), covenants, conditions, encroachments, variations, subdivisions, minor defects or irregularities in title and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries, (c) (i) carrier's, warehousemen's, processor's, landlord's, suppliers', mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or (ii) Liens for taxes, assessments or governmental charges or levies not yet due or, in each case, that are being contested in good faith by appropriate proceedings, PROVIDED that adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be, in conformity with GAAP, and (d) Liens not otherwise permitted hereunder, so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor
                     (ii) the aggregate Fair Market Value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Company and all Subsidiaries) $30 million at any one time;

                            (iii) entering into or suffering to exist any agreement that prohibits or limits the ability of the Company or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired other than under the Debt Instruments and as permitted under the Debt Instruments;


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                            (iv)   entering into any transaction with an
                     Affiliate of the Company (including, without limitation, the purchase, sale, lease or exchange of any property, or rendering of any service or modification or amendment of any existing agreement or arrangement); PROVIDED, HOWEVER, that this provision shall not prohibit any employment and benefit arrangements in effect on the Closing Date that are not in violation of Section 6.10 of the Preferred Stock Purchase Agreement and were disclosed to VCP in writing prior to the Closing Date, together with such future increases as are in the ordinary course and (1)(A) consistent with arrangements with employees generally, who are not Affiliates and otherwise are similarly situated or
                     (B) approved by the Board, including at least one Convertible Participating Preferred Stock Director (as defined below), or (2) not in violation of Section 6.10 of the Preferred Stock Purchase Agreement; PROVIDED FURTHER, HOWEVER, that this provision shall not prohibit the payment to Solo Family Members of compensation (whether in the form of salary, bonus, reimbursement of personal expenses, or otherwise) in accordance with Section 6.10 of the Preferred Stock Purchase Agreement; PROVIDED, HOWEVER, that no Affiliate shall be appointed an officer of the Company after the date hereof unless such appointment shall have been approved by the Board, including at least one Convertible Participating Preferred Stock Director (other than any reappointment of an officer serving in such capacity prior to the Closing Date and disclosed to VCP in writing prior to the Closing Date);

                            (v) any amendment, repeal or alteration of the Company's Certificate of Incorporation or Bylaws if such amendment, repeal or alteration would adversely alter or change the rights, preferences or privileges of the Convertible Participating Preferred Stock or the Common Stock;

                            (vi) any amendment, alteration or change to the powers, designations, preferences, rights, privileges, qualifications, limitations or restrictions of the Convertible Participating Preferred Stock (including by way of merger, consolidation or otherwise);

                            (vii)  any reclassification of Common Stock;

                            (viii) declaring or paying any dividend or other
                     distribution (other than (A) dividends payable solely in the form of Common Stock to all holders of Common Stock and Participating Dividends solely in the form of Common Stock to all holders of Convertible Participating Preferred Stock and (B) distributions or dividends pursuant to Sections 5 and 6 hereof) on, or make any payment on account of, or setting apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Equity Securities (other than in connection with a redemption of all or a portion of the Redemption Securities in accordance with Section 6 hereof), whether now or hereafter


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                     outstanding, other than the redemption, repurchase or
                     acquisition for value of Junior Securities from employees or former employees of the Company or its Subsidiaries in connection with or following a termination of such employee's employment with the Company or its Subsidiaries (whether by reason of death, disability, retirement or otherwise) so long as all such redemptions, repurchases and acquisitions do not exceed $3,000,000 in the aggregate in any fiscal year; PROVIDED FURTHER that the Company or its Subsidiaries may carry over and so utilize in subsequent fiscal years (i) the portion of such $3,000,000 not utilized in any prior year and (ii) the aggregate cash purchase price paid for Junior Securities that are sold, transferred or reissued for value by the Company or its Subsidiaries to another employee thereof within the prior fiscal year, so long as the aggregate amount so utilized in any fiscal year, including the $3,000,000 otherwise available during such year, does not exceed $10,000,000;

                            (ix) any authorization, creation (by way of reclassification or otherwise) or issuance of any capital stock or Equity Securities of the Company or any of its Subsidiaries other than (a) in accordance with the terms of stock option plans of the Company approved by the Board in accordance with the Certificate of Incorporation and the Bylaws (1) prior to the date hereof or (2) after the date hereof (but prior to the utilization of the exception set forth in the proviso to this clause (ix) and in accordance with this clause (ix)(a)(2)), (b) the shares of Common Stock issued upon the exercise, conversion or exchange of such Equity Securities and (c) dividends payable in shares of Common Stock or Redeemable Preferred stock upon conversion of all or a portion of the Convertible Participating Preferred Stock in accordance with Section 5 hereof; PROVIDED, HOWEVER, that the affirmative vote of at least a majority of the then outstanding shares of Convertible Participating Preferred Stock, voting together as a separate class, shall not be required in connection with any such actions reasonably taken by the Company solely to satisfy its obligations under Section 3.6 of the Stockholders Agreement in connection with an IPO requested pursuant to Section 3.6 of the Stockholders Agreement (or actions reasonably necessary to facilitate such IPO or reasonably required as a result of such IPO or such other actions);

              (c) The holders of Convertible Participating Preferred Stock, voting together as a separate class, are entitled to elect two directors to the Board (each, a "CONVERTIBLE PARTICIPATING PREFERRED STOCK DIRECTOR") at a special or annual meeting of stockholders of the Company called for the purpose of electing directors or at any special meeting of the holders of Convertible Participating Preferred Stock or by written consent; in each case, by the vote or written consent of a majority of such holders. Notwithstanding any provision to the contrary, but in accordance with Section 4(a) hereof, holders of Convertible Participating Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class, in the general election of directors.

              (d) If (i) an Event of Default (as defined in Section 10 hereof) occurs and the lenders under the applicable Debt Instrument accelerate the indebtedness thereunder, (ii) the


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outstanding shares of Convertible Participating Preferred Stock that are required to be redeemed or repurchased are not legally permitted to be redeemed or repurchased on the applicable Redemption Date as required by Section 6(a), 6(b) or 6(f) hereof, (iii) the Company does not perform its payment obligations under Section 6(a), 6(b) or 6(f) hereof or does not pay dividends declared by the Board and otherwise payable as provided in this Certificate of Designations and the Certificate of Incorporation, (iv) the Company Substantially Underperforms or (v) the Company does not redeem all Redemption Securities owned by VCP and its Affiliates pursuant to Section 6(c) hereof prior to the last date on which it may do so pursuant to Section 6(c)(iv) hereof, then the number of directors constituting the entire Board will be increased to a number so that after the newly created vacancies are filled by the holders of the Convertible Participating Preferred Stock as provided in the next succeeding sentence, such number of Additional Convertible Participating Preferred Stock Directors (as defined below), together with the Convertible Participating Preferred Stock Directors, will constitute a majority of the entire Board (and shall include the Chairman of the Board). The holders representing a majority of the outstanding shares of Convertible Participating Preferred Stock, voting together as a separate class, will be entitled to elect such number of directors (the "ADDITIONAL CONVERTIBLE PARTICIPATING PREFERRED STOCK DIRECTORS") to the Board necessary to fill the vacancies created pursuant to the preceding sentence, at a special or annual meeting of stockholders of the Company called for the purpose of electing directors or at any special meeting of the holders of Convertible Participating Preferred Stock or by written consent.

              (e) Only the holders of Convertible Participating Preferred Stock, voting together as a separate class, are entitled to fill any vacancy caused by the resignation, death or removal of a Convertible Participating Preferred Stock Director or Additional Convertible Participating Preferred Stock Director, and only the holders of Convertible Participating Preferred Stock are entitled to remove from office a Convertible Participating Preferred Stock Director or Additional Convertible Participating Preferred Stock Director without Cause.

              Section 5.    CONVERSION.

              Each share of Convertible Participating Preferred Stock is convertible into shares of Common Stock as provided in this Section 5.

              (a) OPTIONAL CONVERSION; LIQUIDITY EVENTS.

                            (i) Subject to the terms hereof, each holder of Convertible Participating Preferred Stock is entitled to convert, at any time and from time to time at the option and election of such holder, any or all shares of outstanding Convertible Participating Preferred Stock held by such holder into a number of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock equal to the amount (the "CONVERSION AMOUNT") determined by dividing (i) the Original Purchase Price by
                     (ii) the Conversion Price in effect at the time of conversion; PROVIDED, that with respect to shares of Convertible Participating Preferred Stock that have been called for redemption pursuant to Section 6 hereof, such shares may only be converted into Common Stock at any time prior to the close of business on the applicable Redemption Date or, if the Company shall


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                     default in the payment of the applicable Redemption Price, at any time thereafter until such shares are actually redeemed. The right to convert pursuant to this Section 5(a), (x) may be exercised no more than twice (excluding all conversions referred to in the immediately following proviso) and (y) the initial conversion must be at least equal to 50% of the outstanding Convertible Participating Preferred Stock and any subsequent conversion must be of all remaining outstanding Convertible Participating Preferred Stock; PROVIDED that if such conversion is in connection with (A) the exercise of tag-along rights pursuant to Section 3.5 of the Stockholders' Agreement or
                     (B) a Liquidity Event, clause (x) above shall not apply and the percentage in clause (y) above need not exceed the percentage of shares to be sold pursuant to such transaction. The "CONVERSION PRICE" initially means $47.32, as adjusted from time to time as provided in Section 5(e).

                            (ii) In addition to the Conversion Amount or Liquidity Conversion Amount (as defined below), as applicable, upon conversion of the Convertible Participating Preferred Stock or a portion thereof pursuant to this Section 5(a) or Section 5(b), the holders of such converted shares shall receive (a) a cash payment for the accrued and unpaid dividends on the Convertible Participating Preferred Stock or portion thereof being converted or (b) to the extent the payment of cash would violate a Debt Instrument or would not be legally permissible (x) if the conversion occurs in connection with an IPO, Common Stock having a Fair Market Value equal to the accrued and unpaid dividends not being paid in cash or
                     (y) otherwise, a number of shares of Redeemable Preferred Stock (as defined in Section 10 hereof) with a liquidation preference equal to the accrued and unpaid dividends on the Convertible Participating Preferred Stock (or such portion thereof being converted); PROVIDED, that if the conversion occurs in anticipation of or in connection with an IPO and the IPO price results in a valuation for the Common Stock issued upon conversion that at least equals the average of the prices set forth in clauses (x) and (y) of Sections 6(c)(i), 6(c)(ii), 6(c)(iii) and 6(c)(iv) hereof that would have applied at the time of conversion if a redemption had occurred instead of such conversion, the holder shall not receive any payment (whether in cash, Equity Securities or otherwise) in respect of the accrued and unpaid dividends on such Convertible Participating Preferred Stock or portion thereof being converted (and any right to such accrued and unpaid dividends shall be cancelled without any further consideration and such accrued dividends are deemed paid by delivery of Common Stock on conversion thereof). Notwithstanding anything to the contrary contained herein, in the event a conversion occurs in anticipation of an IPO, no amounts shall be paid or securities issued pursuant to this Section 5(a)(ii) in respect of the accrued and unpaid dividends on the Convertible Participating Preferred Stock being converted, until the pricing of the IPO, at which time the right to receive any such amounts or securities will be


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                     declared and paid or issued, unless this Section 5(a)(ii)
                     otherwise provides that such amounts or securities shall not be paid or issued.

                            (iii) Immediately prior to the consummation of a Liquidity Event, each holder of Convertible Participating Preferred Stock shall be entitled to convert, at the option and election of such holder, any or all of such holder's shares of Convertible Participating Preferred Stock into a number of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock equal to the greater of the (i) the Conversion Amount or (ii) the Liquidity Conversion Amount.

              (b) MANDATORY CONVERSION. Each share of Convertible Participating Preferred Stock will be converted automatically into a number of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock equal to the greater of (A) the Conversion Amount or (B) the Liquidity Conversion Amount, upon the closing of an IPO (the "Mandatory Conversion Date").

              (c) FRACTIONAL SHARES. No fractional shares of Common Stock will be issued upon conversion of the Convertible Participating Preferred Stock. In lieu of fractional shares, the Company shall, at its option, (i) pay cash equal to such fractional amount multiplied by the Fair Market Value per share of Common Stock as of the Conversion Date or (ii) issue the nearest whole number of shares of Common Stock, rounding up, issuable upon conversion of the Convertible Participating Preferred Stock. If more than one share of Convertible Participating Preferred Stock is being converted at one time by the same holder, then the number of full shares of Common Stock issuable upon conversion will be calculated on the basis of the aggregate number of shares of Convertible Participating Preferred Stock converted by such holder at such time.

              (d) MECHANICS OF CONVERSION.

                            (i) In order to convert shares of Convertible Participating Preferred Stock into shares of Common Stock pursuant to Section 5(a) hereof, the holder must surrender the certificate(s) representing such shares of Convertible Participating Preferred Stock at the office of the Company's transfer agent (or at the principal office of the Company, if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or such lesser number of shares represented by such certificates as specified therein. Any certificate(s) of Convertible Participating Preferred Stock surrendered for conversion must be duly endorsed for transfer or accompanied by a written instrument of transfer, in a form reasonably satisfactory to the Company, duly executed by the registered holder or his, her or its attorney-in-fact duly authorized in writing. The date of receipt of such certificates, together with such notice, by the transfer agent or the Company will be the date of conversion (the "CONVERSION DATE"). As soon as practicable after the Conversion Date, the Company shall promptly issue and deliver to such holder a certificate for the number of shares of Common Stock to which such holder is entitled, together with payment in cash, if any, for fractional shares (by means of a wire transfer to such holder's bank account or delivery of a certified bank check to such holder). Such conversion will be deemed to have been made on the Conversion Date, and the Person (as defined in Section 10 hereof) entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such Conversion Date. In the event that fewer than all the shares represented by any such surrendered certificate(s) are to be converted, a new certificate or certificates shall be issued representing the unconverted shares of Convertible Participating Preferred Stock without cost to the holder thereof, except as set forth in the following sentence. The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Stock upon conversion or due upon the issuance of a new certificate for any shares of Convertible Participating Preferred Stock not converted in the name of the converting holder, except that the Company shall not be obligated to pay any such tax due because shares of Common Stock or a certificate for shares of Convertible Participating Preferred Stock are issued in a name other than the name of the converting holder and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the reasonable satisfaction of the Company that such tax has been or will be paid.

                            (ii) Upon the conversion of the Convertible Participating Preferred Stock pursuant to Section 5(b) hereof, the shares of Convertible Participating Preferred Stock shall not be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever and shall constitute only the right to receive such number of shares of Common Stock as may be issuable upon such conversion upon compliance with the requirements of this
                     Section 5(d)(ii). Such conversion shall occur automatically and without any further action by the holders of such shares of Convertible Participating Preferred Stock and whether or not the certificates representing such shares of Convertible Participating Preferred Stock are surrendered to the Company or its transfer agent; PROVIDED, HOWEVER, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Convertible Participating Preferred Stock so converted are surrendered to the Company. Upon the conversion of the Convertible Participating Preferred Stock pursuant to Section 5(b) hereof, the Company shall promptly send written notice thereof, by registered or certified mail, return receipt requested and postage prepaid, by hand delivery or by overnight delivery, to each holder of record of Convertible Participating Preferred Stock at his or its address then shown on the records of the Company, which notice shall state that certificates evidencing shares of Convertible Participating

                     Preferred Stock must be surrendered at the office of the Company (or of its transfer agent for the Common Stock, if applicable). Upon the occurrence of such automatic conversion of the Convertible Participating Preferred Stock, the holders of Convertible Participating Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Convertible Participating Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at his or its address then shown on the records of the Company and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Convertible Participating Preferred Stock surrendered were convertible on the Mandatory Conversion Date.

                            (iii) The Company shall at all times reserve and keep available, free from any preemptive rights, out of its authorized but unissued shares of Common Stock for the purpose of effecting the conversion of the Convertible Participating Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding Convertible Participating Preferred Stock (assuming for the purposes of this calculation that all outstanding shares of Convertible Participating Preferred Stock are held by one holder), and the Company shall take all actions to amend its Certificate of Incorporation to increase the authorized amount of Common Stock if necessary therefor. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Convertible Participating Preferred Stock, to the extent legally permitted the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

                            (iv) From and after the Conversion Date, dividends on the Convertible Participating Preferred Stock to be converted on such Conversion Date will cease to accrue; said shares will no longer be deemed to be outstanding; and all rights of the holder thereof as a holder of Convertible Participating Preferred Stock (except the right to receive from the Company the Common Stock upon conversion) shall cease and terminate with respect to said shares; PROVIDED, that in the event that a share of Convertible Participating Preferred Stock is not converted due to a default by the Company or because the Company is otherwise unable to issue the requisite shares of Common Stock, such share of Convertible Participating Preferred Stock will remain outstanding and will be entitled to all of the rights thereof as provided herein. Any shares of Convertible Participating Preferred Stock that have been converted will, after such conversion, be deemed cancelled and retired and have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.

                            (v) If the conversion is in connection with any sale thereof, the conversion may, at the option of any holder tendering Convertible Participating Preferred Stock to the Company for conversion, be conditioned upon the closing of the sale of such Convertible Participating Preferred Stock with the purchaser in such sale, in which event such conversion of such shares of Convertible Participating Preferred Stock shall not be deemed to have occurred until immediately prior to the closing of such sale; and the Company shall be provided with reasonable evidence of such closing prior to effecting such conversion.

              (e) ADJUSTMENTS TO CONVERSION PRICE.

                            (i)    SPECIAL DEFINITIONS. For purposes of this
                     Section 5(e), the following definitions apply:

                            (A) "OPTIONS" means any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire Additional Shares of Common Stock or Convertible Securities.

                            (B) "CONVERTIBLE SECURITIES" means any debt or other evidences of indebtedness, capital stock or other securities directly or indirectly convertible into or exercisable or exchangeable for Additional Shares of Common Stock.

                            (C) "ADDITIONAL SHARES OF COMMON STOCK" means any shares of Common Stock issued or, as provided in clause
              (ii) below, deemed to be issued by the Company after the Original Issuance Date; PROVIDED, that notwithstanding anything to the contrary contained herein, Additional Shares of Common Stock will not include any of the following:

                                   (1)           shares of Common Stock issued
                     or issuable as a Dividend or other distribution on shares of Convertible Participating Preferred Stock or Common Stock;

                                   (2)           shares of Common Stock issued
                     or issuable upon conversion of shares of Convertible Participating Preferred Stock;

                                   (3)           shares of Common Stock issued
                     or issuable upon the exercise of Options issued to employees, officers or directors of, or consultants or advisors to, the Company or its Subsidiaries pursuant to the Company's benefit plans or arrangements approved by the Board;

                                   (4)           shares of Common Stock issued
                     in connection with a Public Offering;

                                   (5)           shares of Common Stock issued
                     in connection with (x) the acquisition of any business, products, technologies or other assets from any Persons pursuant to any transaction approved by the Board, (y) any strategic partnership, joint venture, licensing arrangement or similar transaction approved by the Board and (z) credit arrangements or similar strategic transactions with financing institutions or lessors approved by the Board; and

                                   (6)           shares of Common Stock issued
                     in connection with any split of then outstanding shares of Common Stock into a greater number of shares of Common Stock.

                            (D) "MEASUREMENT DATE" means the date of issuance of Additional Shares of Common Stock.

                            (ii) DEEMED ISSUANCES OF ADDITIONAL SHARES OF COMMON STOCK. The maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise, conversion or exchange of Options or Convertible Securities will be deemed to be Additional Shares of Common Stock issued as of the time of the issuance of such Options or Convertible Securities; PROVIDED, HOWEVER, that:

                            (A) No adjustment in the Conversion Price will be made upon the subsequent issue of shares of Common Stock upon the exercise, conversion or exchange of such Options or Convertible Securities;

                            (B) To the extent that shares of Common Stock are not issued pursuant to any Option or Convertible Security upon the expiration or termination of an unexercised, unconverted or unexchanged Option or Convertible Security, the Conversion Price will be readjusted to the Conversion Price that would have been in effect had such Option or Convertible Security (to the extent outstanding immediately prior to such expiration or termination) never been issued; and

                            (C) In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security or a repricing of the exercise or conversion price thereof, but not a change resulting from the anti-dilution provisions thereof, the Conversion Price then in effect will be readjusted to the Conversion Price that would have been in effect as if, on the date of issuance, such Option or Convertible Security were exercisable, convertible or exchangeable for such changed number of shares of Common Stock.

                            (iii) DETERMINATION OF CONSIDERATION. The Fair Market Value of the consideration received by the Company for the issue of any Additional Shares of Common Stock will be computed as follows:

                            (A)           CASH AND PROPERTY. Aggregate
              consideration consisting of cash and other property will:

                                   (1) insofar as it consists of cash, be computed at the aggregate of cash received by the Company, excluding amounts paid or payable for accrued interest or accrued dividends;

                                   (2)           insofar as it consists of
                     property other than cash, be computed at the Fair Market Value thereof on the Measurement Date; and

                                   (3)           insofar as it consists of both
                     cash and other property, be the proportion of such consideration so received, computed as provided in clauses
                     (1) and (2) above, as determined in good faith by the Board.

                            (B)            OPTIONS AND CONVERTIBLE SECURITIES.
              The aggregate consideration per share received by the Company for Options and Convertible Securities will be determined by dividing:

                                   (1)           the total amount, if any,
                     received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the full and complete exercise, conversion or exchange of such Options or Convertible Securities, by

                                   (2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the full and complete exercise, conversion or exchange of such Options or Convertible Securities.

                            (iv) STOCK SPLITS AND COMBINATIONS. If the outstanding shares of Common Stock are split into a greater number of shares, the Conversion Price then in effect immediately before such split will be proportionately decreased. If the outstanding shares of Common Stock are combined into a smaller number of shares, the Conversion Price then in effect immediately before such combination will be proportionately increased. These adjustments will be effective at the close of business on the date the split or combination becomes effective.

                            (v) ISSUANCES OF ADDITIONAL SHARES OF COMMON STOCK. If the Company issues or is deemed to issue Additional Shares of Common Stock to any Person without consideration or for a consideration per share less than the Conversion Price per share of Common Stock on the Measurement Date, then the Conversion Price will be reduced, effective at the close of business on the Measurement Date, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction:

                            (A) the numerator of which will be the sum of (x) the number of shares of Common Stock outstanding, on a fully diluted basis, immediately prior to the Measurement Date plus (y) the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price in effect immediately prior to the Measurement Date, and

                            (B) the denominator of which will be the sum of (x) the number of shares of Common Stock outstanding immediately prior to the Measurement Date plus (y) the number of such Additional Shares of Common Stock issuable or so issued.

                            (vi) MINIMUM ADJUSTMENT. Notwithstanding the foregoing, the Conversion Price will not be reduced if the amount of such reduction would be an amount less than $0.01, but any such amount will be carried forward and reduction with respect thereto will made at the time that such amount, together with any subsequent amounts so carried forward, aggregates to $0.01 or more.

                            (vii) RULES OF CALCULATION; TREASURY STOCK. All calculations will be made to the nearest one-tenth of a cent or to the nearest one-hundredth of a share, as the case may be. The number of shares of Common Stock outstanding will be calculated on the basis of the number of issued and outstanding shares of Common Stock on the Measurement Date, not including shares held in the treasury of the Company. The Company shall not pay any dividend on or make any distribution to shares of Common Stock held in treasury.

                            (viii) WAIVER. Notwithstanding the foregoing, the
                     Conversion Price will not be reduced if the Company receives, within ten (10) days following the Measurement Date, written notice from the holders representing at least a majority of the then outstanding shares of Convertible Participating Preferred Stock, voting together as a separate class, that no adjustment is to be made as the result of a particular issuance of Additional Shares of Common Stock. This waiver will be limited in scope and will not be valid for any issuance of Additional Shares of Common Stock not specifically provided for in such notice.

              (f) EFFECT OF RECLASSIFICATION, MERGER OR SALE. If any of the following events occur, namely (x) any reclassification of or any other change to the outstanding shares of Common Stock (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock split or combination to which Section 5(e) applies), (y) any merger, consolidation or other combination of the Company with another Person as a result of which all holders of Common Stock become entitled to receive capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) with respect to or in exchange for such Common Stock, or (z) any sale, conveyance or other transfer of all or substantially all of the assets of the Company to any other Person as a result of which all holders of Common Stock become entitled to receive capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) with respect to or in exchange for such Common Stock, then shares of Convertible Participating Preferred Stock will be convertible into the kind and amount of shares of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable upon such reclassification, change, merger, consolidation, combination, sale, conveyance or transfer by a holder of a number of shares of Common Stock issuable upon conversion of such shares of Convertible Participating Preferred Stock (assuming, for such purposes, a sufficient number of authorized shares of Common Stock available to convert all such Convertible Participating Preferred Stock) immediately prior to such reclassification, change, merger, consolidation, combination, sale, conveyance or transfer; PROVIDED, that:

                            (i) if the holders of Common Stock were entitled to exercise a right of election as to the kind or amount of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable upon such reclassification, change, merger, consolidation, combination, sale, conveyance or transfer, then the kind and amount of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) receivable in respect of each share of Common Stock which would have otherwise been issuable upon conversion of the Convertible Participating Preferred Stock immediately prior to such reclassification, change, merger, consolidation, combination, sale, conveyance or transfer will be the kind and amount so receivable per share by a plurality of the holders of Common Stock; or

                            (ii)   if a tender offer (which includes any
                     exchange offer) is made to and accepted by the holders of Common Stock under circumstances in which, upon completion of such tender offer, the maker thereof, together with members of any Group (as defined in Section 10 hereof) of which such maker is a part, and together with any Affiliate or Associate (as defined in Section 10) of such maker and any members of any such Group of which any such Affiliate or Associate is a part, own beneficially more than 50% of the outstanding shares of Common Stock, each holder of Convertible Participating Preferred Stock will thereafter be entitled to receive, upon conversion of such shares, the kind and amount of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) to which such holder would actually have been entitled as a holder of Common Stock if such holder had converted such holder's Convertible Participating Preferred Stock immediately prior to the expiration of such tender offer, accepted such tender offer and all of the Common Stock held by such holder had been purchased pursuant to such tender offer, subject to adjustments (from and after the consummation of such tender offer) as nearly equivalent as possible to the adjustments provided for in Section 5(e).

This Section 5(f) will similarly apply to successive reclassifications, changes, mergers, consolidations, combinations, sales, conveyances and transfers. If this
Section 5(f) applies to any event or occurrence, Section 5(e) will not apply.

              (g) NOTICE OF RECORD DATE. In the event of:

                            (i)    any stock split or combination of the
                     outstanding shares of Common Stock;

                            (ii) any declaration or making of a dividend or other distribution to holders of Common Stock in Additional Shares of Common Stock, any other capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness);

                            (iii)  any reclassification, change, merger,
                     consolidation, combination, sale, conveyance or transfer to which Section 5(f) applies; or

                            (iv) the dissolution, liquidation or winding up of the Company;

then the Company shall file with its corporate records and mail to the holders of the Convertible Participating Preferred Stock at their last addresses as shown on the records of the Company, at least ten (10) days prior to the record date specified in (A) below or at least twenty (20) days prior to the date specified in (B) below, a notice stating:

                            (A) the record date of such stock split, combination, dividend or other distribution, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such stock split, combination, dividend or other distribution are to be determined, or

                            (B)           the date on which such
              reclassification, change, merger, consolidation, combination, sale, conveyance, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record will be entitled to exchange their shares of Common Stock for the capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) deliverable upon such reclassification, change, merger, consolidation, combination, sale, conveyance, transfer, liquidation, dissolution or winding up.

Neither the failure to give any such notice nor any defect therein shall affect the legality or validity of any action described in clauses (i) through (iv) of this Section 5(g).

              (h) CERTIFICATE OF ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Convertible Participating Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records. The Company shall, upon the reasonable written request of any holder of Convertible Participating Preferred Stock, furnish to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) which then would be received upon the conversion of Convertible Participating Preferred Stock. Despite such adjustment or readjustment, the form of each or all certificates representing the Convertible Participating Preferred Stock, if the same shall reflect the initial or any subsequent Conversion Price, need not be changed in order for the adjustments or readjustments to be valid in accordance with the provisions of this Certificate of Designations, which shall control.

              (i) NO IMPAIRMENT. Except (A) in connection with any action taken to finance a redemption of all of the Convertible Participating Preferred Stock pursuant to Section 6 hereof and duly approved by all necessary corporate action or (B) pursuant to the prior vote or written consent of holders representing at least a majority of the then outstanding shares of Convertible Participating Preferred Stock, voting together as a separate class, the Company shall not, whether by any amendment of its Certificate of Incorporation, by any reclassification or other change to its capital stock, by any merger, consolidation or other combination involving the Company, by any sale, conveyance or other transfer of any of its assets, by the liquidation, dissolution or winding up of the Company or by any other way, impair or restrict its ability to convert shares of Convertible Participating Preferred Stock and issue shares of Common Stock therefor. Except (A) in connection with any action taken to finance a redemption of all or a portion of the Convertible Participating Preferred Stock pursuant to Section 6(b), 6(c), 6(d) or 6(f) hereof and duly approved by all necessary corporate action or (B) pursuant to the prior vote or written consent of holders representing at least a majority of the then outstanding shares of Convertible Participating Preferred Stock, voting together as a separate class, the Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company. The Company shall at all times in good faith take all such action as appropriate pursuant to, and assist in the carrying out of all the provisions of, this Section 5.

              Section 6.    REDEMPTION.

              Each share of Convertible Participating Preferred Stock is redeemable as provided in this Section 6.

              (a) MANDATORY REDEMPTION. On the eleventh anniversary of the Original Issuance Date (the "MANDATORY REDEMPTION DATE"), if any shares of the Convertible Participating Preferred Stock shall be outstanding, to the extent the Company shall have funds legally available for such payment, the Company shall redeem all outstanding shares of Convertible Participating Preferred Stock at a price, payable in cash, equal to the amount set forth in clause (i) of the definition of Liquidation Preference set forth in Section 3(a) hereof (such amount, the

"MANDATORY REDEMPTION PRICE"). To the extent such funds are not legally available on the Mandatory Redemption Date, the Company shall use its reasonable best efforts to redeem the outstanding shares of Convertible Participating Preferred Stock as promptly as practicable and shall redeem as many shares of Convertible Participating Preferred Stock as it may legally redeem, ratably from the holders thereof in proportion to the number of shares held by them, and shall thereafter from time to time, as soon as it shall have funds legally available therefore, redeem as many shares of Convertible Participating Preferred Stock as it legally may until it has redeemed all of the outstanding shares of Convertible Participating Preferred Stock.

              (b) CALL REDEMPTION. Upon the occurrence of (A) a Change of Control or (B) a Bankruptcy Event, the Company shall offer to redeem all outstanding shares of Convertible Preferred Stock (a "CHANGE OF CONTROL REDEMPTION" or a "BANKRUPTCY REDEMPTION", as applicable), at a price, payable in cash, equal to the greatest of (x) the Fair Market Value of the Convertible Participating Preferred Stock being redeemed; PROVIDED that if the Change of Control is a sale of the entire Company for cash that has been approved in accordance with the Stockholders' Agreement at a time when no Additional Convertible Participating Preferred Stock Directors are members of the Board in accordance with Section 4(d) hereof, this clause (x) shall be deemed to refer to the Fair Market Value of the Common Stock underlying the Convertible Participating Preferred Stock being redeemed; PROVIDED, FURTHER, that a conversion of Convertible Participating Preferred Stock in anticipation of or in conjunction with a Change of Control described in the preceding proviso shall not achieve a result contrary to the intentions of this Section 6(b) notwithstanding anything to the contrary under Section 5(a) hereof, (y) the Liquidation Preference thereof or (z) the sum of the Original Purchase Price plus the Per Share Minimum Rate of Return (such greatest applicable amount, the "CALL REDEMPTION PRICE"). To the extent such funds are not legally available to redeem such shares of Convertible Participating Preferred Stock, to the extent such offer is accepted, on the Redemption Date, the Company shall use its reasonable best efforts to redeem such shares as promptly as practicable and shall redeem as many shares of Convertible Participating Preferred Stock as it may legally redeem, ratably from the holders thereof who have accepted the Company's offer in proportion to the number of shares held by them, and shall thereafter from time to time, as soon as it shall have funds legally available therefore, redeem as many shares of Convertible Participating Preferred Stock from such holders who have accepted the offer as it legally may until it has redeemed all such shares of Convertible Participating Preferred Stock. A Change of Control shall not be consummated unless all shares of Convertible Participating Preferred Stock tendered for purchase pursuant to the Change of Control Redemption have been redeemed in accordance with the provisions hereof.

              (c) OPTIONAL CONTINGENT REDEMPTION.

                            (i) On and after the 3rd anniversary of the Original Issuance Date and prior to the 4th anniversary of the Original Issuance Date, the Company, at its option and election, or its designee, may redeem in whole or in part the outstanding shares of Redemption Securities held, on the date on which such shares are being redeemed, by Redemption Securities Holders (as defined in Section 10 hereof), at a price payable in cash equal to (A) the Fair Market Value on the date on which the applicable Redemption Notice is sent of (i) the outstanding Common Stock being redeemed and (ii) the Common Stock underlying the Convertible Participating Preferred Stock being redeemed (in each case, without taking into account any accrued and unpaid dividends due thereon) minus (B) the Cash Dividend Credit applicable to such shares being redeemed (such amount, the "OPTIONAL CONTINGENT REDEMPTION PRICE"); PROVIDED, that (x) this redemption right shall not be exercisable unless the Optional Contingent Redemption Price exceeds an amount equal to the Initial Investment Amount (or such portion thereof being redeemed) multiplied by 2 (for purposes of this clause (x), such Optional Contingent Redemption Price shall be deemed to include the percentage of the applicable Cash Dividend Credit (as defined in Section 10 hereof) equal to the percentage of the Redemption Securities being redeemed); (y) in no event shall the Optional Contingent Redemption Price exceed an amount such that the total amount paid to the holder of such shares (including the applicable Cash Dividend Credit) exceeds the Initial Investment Amount (or such portion thereof being redeemed) multiplied by 3 and (z) at least 25% of the Redemption Securities that were either issued on the Original Issuance Date or issued thereafter in connection with the conversion of the Redemption Securities issued on the Original Issuance Date, if any, must be redeemed ratably, from the Redemption Securities Holders subject to this Section 6(c).

                            (ii) After the 4th anniversary of the Original Issuance Date and prior to the 5th anniversary of the Original Issuance Date, the Company, at its option and election, or its designee, may redeem in whole or in part the outstanding shares of Redemption Securities, held on the date on which such shares are being redeemed, by Redemption Securities Holders, at a price payable in cash and equal to the Optional Contingent Redemption Price; PROVIDED, that (x) this redemption right shall not be exercisable unless the Optional Contingent Redemption Price exceeds an amount equal to the Initial Investment Amount (or such portion thereof being redeemed) multiplied by 2? (for purposes of this clause (x), such Optional Contingent Redemption Price shall be deemed to include the percentage of the applicable Cash Dividend Credit equal to the percentage of the Redemption Securities being redeemed);
                     (y) in no event shall the Optional Contingent Redemption Price exceed an amount such that the total amount paid to the holder of such shares (including the applicable Cash Dividend Credit) exceeds the Initial Investment Amount (or such portion thereof being redeemed) multiplied by 3? and
                     (z) at least 25% of the Redemption Securities that were either issued on the Original Issuance Date or issued thereafter in connection with the conversion of the Redemption Securities issued on the Original Issuance Date, if any, must be redeemed ratably, from the Redemption Securities Holders subject to this Section 6(c) (or, if less than 25% of such shares are outstanding as of such date, such lesser amount as is outstanding on the applicable Redemption Date).

                            (iii) After the 5th anniversary of the Original Issuance Date and prior to the 6th anniversary of the Original Issuance Date, the Company, at its option and election, or its designee, may redeem in whole or in part the outstanding shares of Redemption Securities, held on the date on which such shares are being redeemed, by Redemption Securities Holders, at a price payable in cash and equal to the Optional Contingent Redemption Price; PROVIDED, that (x) this redemption right shall not be exercisable unless the Optional Contingent Redemption Price exceeds an amount equal to the Initial Investment Amount (or such portion thereof being redeemed) multiplied by 2? (for purposes of this clause (x), such Optional Contingent Redemption Price shall be deemed to include the percentage of the applicable Cash Dividend Credit equal to the percentage of the Redemption Securities being redeemed);
                     (y) in no event shall the Optional Contingent Redemption Price exceed an amount such that the total amount paid to the holder of such shares (including the applicable Cash Dividend Credit) exceeds the Initial Investment Amount (or such redeemed portion thereof) multiplied by 3? and (z) at least 25% of the Redemption Securities that were either issued on the Original Issuance Date or issued thereafter in connection with the conversion of the Redemption Securities issued on the Original Issuance Date, if any, must be redeemed ratably from the Redemption Securities Holders subject to this Section 6(c) (or, if less than 25% of such shares are outstanding as of such date, such lesser amount as is outstanding on the applicable Redemption
                     Date).

                            (iv) After the 6th anniversary of the Original Issuance Date and prior to the 7th anniversary of the Original Issuance Date, the Company, at its option and election, or its designee, may redeem in whole or in part the outstanding shares of Redemption Securities, held on the date on which such shares are being redeemed, by Redemption Securities Holders, at a price payable in cash and equal to the Optional Contingent Redemption Price; PROVIDED, that (x) this redemption right shall not be exercisable unless the Optional Contingent Redemption Price exceeds an amount equal to the Initial Investment Amount (or such portion thereof being redeemed) multiplied by 3 (for purposes of this clause (x), such Optional Contingent Redemption Price shall be deemed to include the percentage of the applicable Cash Dividend Credit equal to the percentage of the Redemption Securities being redeemed);
                     (y) in no event shall the Optional Contingent Redemption Price exceed an amount such that the total amount paid to the holder of such shares (including the applicable Cash Dividend Credit) exceeds the Initial Investment Amount (or such portion thereof being redeemed) multiplied by 4 and
                     (z) at least 25% of the Redemption Securities that were either issued on the Original Issuance Date or issued thereafter in connection with the conversion of the Redemption Securities issued on the Original Issuance Date, if any, must be redeemed ratably from the Redemption Securities Holders subject to this Section 6(c) (or, if less than 25% of such shares are outstanding as of such date, such lesser amount as is outstanding on the applicable Redemption
                     Date). Notwithstanding anything in this clause (iv) to the contrary, if the Company delivers a Redemption Notice in accordance with this Certificate of Designations prior to the 7th anniversary of the Original Issuance Date and the Optional Contingent Redemption is delayed until after such 7th anniversary because the Majority Redemption Securities Holders object to the Optional Contingent Redemption Price pursuant to Section 6(c)(vi) hereof, the Company may complete the Optional Contingent Redemption in accordance with this clause (iv) promptly after the determination of the Optional Contingent Redemption Price in accordance with
                     Section 6(c)(vi) hereof, but in no event later than the ninetieth (90th) day after such 7th anniversary.

                            (v) The redemption of shares of Redemption Securities pursuant to clauses (i) through (iv) above shall be referred to collectively as an "OPTIONAL CONTINGENT REDEMPTION".

                            (vi) In the event that the Majority Redemption Securities Holders (as defined below) object to the Optional Contingent Redemption Price set forth in a Redemption Notice for an Optional Contingent Redemption in accordance with Section 6(e) hereof, and solely with regard to the determination of the Optional Contingent Redemption Price for such Optional Contingent Redemption, the "Fair Market Value" of the Common Stock (in such case, the "VALUATION AMOUNT") shall be determined: (x) mutually by the Board (excluding for all purposes of this Section 6(c)(vi), any Convertible Participating Preferred Stock Director and any Additional Convertible Participating Preferred Stock Director) and the Majority Redemption Securities Holders or (y) if a mutual agreement is not reached within twenty (20) days of the delivery of the Redemption Notice for such Optional Contingent Redemption, by an arbitration conducted by nationally recognized investment bank experienced in the valuation of securities that is independent of each of the Company and its Affiliates and the Majority Redemption Securities Holders and their Affiliates (such entity, an "ARBITER") (whose fees and expenses shall be paid by the Company). The Arbiter shall be selected by the mutual agreement of the Board and the Majority Redemption Securities Holders; PROVIDED, that if such mutual agreement is not reached within five (5) days after the expiration of the time period provided for in the preceding sentence, then the Arbiter shall be selected by two other nationally recognized investment banks (the "SELECTING FIRMS"), one of which to be selected by each of the Board and the Majority Redemption Securities Holders; in each case to be selected not later than five (5) days after the expiration of the time period set forth in the immediately preceding clause. The Selecting Firms shall choose an Arbiter within ten (10) days of the first date that both Selecting Firms have been appointed and such selection of an Arbiter shall be conclusive and binding on upon the parties. The Board and the Majority Redemption Securities Holders shall submit their respective presentations, including their proposed valuation amounts and other relevant data to the Arbiter, and the Arbiter shall, within fifteen (15) days of its appointment, make its own determination of the valuation amount based solely on the presentations made to the Arbiter. The final Valuation Amount for purposes hereof shall be the average of (i) the valuation amount calculated by the Arbiter and
                     (ii) the valuation amount from among the valuation amounts submitted by the Board and the Majority Redemption Securities Holders which, in the sole discretion of the Arbiter, is closer to the valuation amount calculated by the Arbiter. The determination of the final Valuation Amount by the Arbiter shall be conclusive and binding upon the parties. For the avoidance of doubt, if the final Valuation Amount of the Common Stock underlying the Convertible Participating Preferred Stock as determined in accordance with the provisions of this Section 6(c)(vi) results in an Optional Contingent Redemption Price which is less than that set forth in the Redemption Notice for such Optional Contingent Redemption, the Redemption Securities Holders shall be obligated to surrender their shares at such lesser Optional Contingent Redemption Price, so long as such lesser Optional Contingent Redemption Price otherwise meets or exceeds the minimum applicable multiple of the Initial Investment Amount (or such portion thereof being redeemed) for such time period. If required by any such Arbiter, the Board and the Majority Redemption Securities Holders shall execute a retainer and engagement letter containing reasonable and customary terms and conditions consistent with this Section 6(c)(vi).

                            (vii) For the avoidance of doubt, clause (i) shall apply to an Optional Contingent Redemption that is consummated prior to the 4th anniversary of the Original Issuance Date, clause (ii) shall apply to an Optional Contingent Redemption that is consummated prior to the 5th anniversary of the Original Issuance Date, clause (iii) shall apply to an Optional Contingent Redemption that is consummated prior to the 6th anniversary of the Original Issuance Date and clause (iv) shall apply to an Optional Contingent Redemption that is consummated prior to the 7th anniversary of the Original Issuance Date.

                            (viii) Notwithstanding anything to the contrary
                     contained herein and subject to the terms of Section 6(c)(vii) and this Section 6(c)(viii), the Company may exercise its rights pursuant to clauses (i) through (iv) of this Section 6(c) at any time within the applicable time periods set forth therein, without regard to whether the Optional Contingent Redemption Price as computed pursuant to the terms thereof would meet or exceed the minimum applicable multiple of the Initial Investment Amount (or such portion thereof being redeemed) for the applicable time period, if the Company delivers a Redemption Notice for an Optional Contingent

                     Redemption in accordance with Section 6(e) hereof to the Redemption Securities Holders containing an offer of the Company to pay an Optional Contingent Redemption Price at least equal to the minimum applicable multiple of the Initial Investment Amount (or such portion thereof being redeemed) for the applicable time period. Notwithstanding anything to the contrary contained herein, the Company shall not be precluded from submitting a valuation of the Fair Market Value of such underlying Common Stock to any Arbiter (as defined in Section 6(c)(vi) hereof) which differs from that set forth in any Redemption Notice for such Optional Contingent Redemption.

              (d) REDEMPTION UPON AN IPO. If VCP exercises its right pursuant to
Section 3.6 of the Stockholders' Agreement and requires the Company to commence an IPO prior to the 7th anniversary of the Original Issuance Date, the Company or its designee shall have the option to redeem all of the outstanding Redemption Securities (the "IPO REDEMPTION") for an aggregate amount equal to the product of (i) the maximum proposed IPO price per share of Common Stock determined in good faith by the independent lead managing underwriter (proposed in accordance with to the Registration Rights Agreement) and (ii) the number of shares of Common Stock issued or issuable upon conversion of the Redemption Securities (such amount, the "IPO REDEMPTION PRICE"), in lieu of proceeding with such IPO. The rights in this Section 6(d) are in addition to the Optional Contingent Redemption rights set forth in Section 6(c) above.

              (e) NOTICE OF BANKRUPTCY REDEMPTION, CHANGE OF CONTROL REDEMPTION, MANDATORY REDEMPTION, OPTIONAL CONTINGENT REDEMPTION OR IPO REDEMPTION. Notice of any Bankruptcy Redemption, Change of Control Redemption, Mandatory Redemption, Optional Contingent Redemption or IPO Redemption of shares of, as applicable, Convertible Participating Preferred Stock or Redemption Securities, specifying the time and place of redemption and the applicable Redemption Price (in each case, a "REDEMPTION NOTICE"), shall be sent by courier to each holder, as applicable, of Convertible Participating Preferred Stock or Redemption Securities, to be redeemed, at the address for such holder shown on the Company's records, (i) within ninety (90) days following the occurrence of a Bankruptcy Event, in the case of a Bankruptcy Redemption or (ii) not more than ninety (90) nor less than thirty (30) days prior to (w) the Mandatory Redemption Date, (x) an Optional Contingent Redemption Date, (y) an IPO Redemption Date or
(z) a Change of Control Redemption Date, in each such case. If, in the case of a Bankruptcy Redemption, a Change of Control Redemption or an Optional Contingent Redemption, less than all the shares of, as applicable, Convertible Participating Preferred Stock or Redemption Securities, then owned by such holder are to be redeemed, the Redemption Notice shall also specify the number of shares which are to be redeemed; PROVIDED, HOWEVER, that no failure to give such Redemption Notice nor any defect therein shall affect the validity of the procedure for the redemption of any shares of Convertible Participating Preferred Stock or Redemption Securities to be redeemed except as to the holder to whom the Company has failed to give said Redemption Notice or except as to the holder whose Redemption Notice was defective. Each such Redemption Notice shall state:

                            (i)    the applicable Redemption Date;

                            (ii)   the applicable Redemption Price;

                            (iii) the number of shares of, as applicable, Convertible Participating Preferred Stock or Redemption Securities, to be redeemed and, if fewer than all the shares of Convertible Participating Preferred Stock or Redemption Securities held by a holder are to be redeemed, the number of shares thereof to be redeemed from such holder;

                            (iv) the manner and place or places at which payment for, as applicable, the shares of Convertible Participating Preferred Stock or Redemption Securities, to be redeemed will be made, upon presentation and surrender to the Company of the certificates evidencing the shares being redeemed;

                            (v)    the then effective Conversion Price;

                            (vi) that the rights of holders to convert shares of Convertible Participating Preferred Stock being redeemed shall terminate at the close of business on the Redemption Date unless the Company defaults in the payment of the applicable Redemption Price; and

                            (vii) that, in the case of a Bankruptcy Redemption, a Bankruptcy Event has occurred, or in the case of a Change of Control Redemption, a Change of Control will occur, along with a description of such Bankruptcy Event or Change of Control.

Upon mailing any such Redemption Notice, the Company shall become obligated to redeem at the applicable Redemption Price on the applicable Redemption Date all shares of Convertible Participating Preferred Stock therein specified; PROVIDED, HOWEVER, that in connection with any Redemption Notice pursuant to an Optional Contingent Redemption, if the holders of at least a majority of the voting power of the Company represented by the outstanding Redemption Securities (the "MAJORITY REDEMPTION SECURITIES HOLDERS") object to the Optional Contingent Redemption Price set forth in such Redemption Notice in a writing delivered to the Company within fifteen (15) days after the delivery of such Redemption Notice by the Company, then, the Optional Contingent Redemption Price shall be determined in accordance with the provisions of Section 6(c)(vi) hereof; PROVIDED FURTHER, that the Company shall not be obligated to effect such Optional Contingent Redemption unless the Optional Contingent Redemption Price as determined in accordance with the provisions of Section 6(c)(vi) hereof is equal to or less than 105% of the Optional Contingent Redemption Price as set forth in the Redemption Notice issued by the Company pursuant to such Optional Contingent Redemption unless the Company elects, in its sole discretion, to consummate such Optional Contingent Redemption at such higher Optional Contingent Redemption Price; PROVIDED FURTHER, that in the event that the Company does not so elect, then the Company shall pay the reasonable out-of-pocket expenses incurred by the Majority Redemption Securities Holders in connection with the determination of the Optional Contingent Redemption Price in accordance with the provisions of Section 6(c)(vi) hereof. Anything to the contrary herein notwithstanding, if the Company, pursuant to this Section 6(e), is not required to consummate an Optional Contingent Redemption, the Company shall not be in default of its obligations under this Certificate of Designations with respect to such unconsummated Optional Contingent Redemption.

              (f) PUT REDEMPTION. If at any time after the Original Issuance Date an Event of Default occurs and the lenders under such Debt Instrument accelerate the indebtedness thereunder (a "PUT REDEMPTION EVENT"), then the Company shall immediately notify the holders of the Convertible Participating Preferred Stock of such occurrence in writing and the holders of the Convertible Participating Preferred Stock shall have the right to require the Company to redeem any or all of the shares of Convertible Participating Preferred Stock held by such holders, in the manner provided in Section 6(g) hereof (a "PUT REDEMPTION"), at a price per share equal to the greater of (A) the Liquidation Preference of such shares of Convertible Participating Preferred Stock or (B) the sum of the Original Purchase Price plus the Per Share Minimum Rate of Return (such greater applicable amount, the "PUT REDEMPTION PRICE"). To the extent it is not legally permissible to redeem such shares on the applicable Redemption Date, the Company shall use its reasonable best efforts to redeem the outstanding shares of Convertible Participating Preferred Stock as promptly as practicable and shall redeem as many shares of Convertible Participating Preferred Stock as it may legally redeem, ratably from the holders thereof who have surrendered shares in proportion to the number of shares held by them, and shall thereafter from time to time, as soon as it shall have funds legally available therefor, redeem as many shares of Convertible Participating Preferred Stock from such holders who have accepted the offer as it legally may until it has redeemed all of the outstanding shares of Convertible Participating Preferred Stock.

              (g) NOTICE OF PUT REDEMPTION. The Company shall send written notice of such Put Redemption (the "PUT REDEMPTION NOTICE") by courier as promptly as possible but in any event within two (2) Business Days following the Put Redemption Event to each holder of record of Convertible Participating Preferred Stock at such holder's address as the same appears on the stock register of the Company; PROVIDED, HOWEVER, that no failure to give such Put Redemption Notice to any holder or holders nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Convertible Participating Preferred Stock to be redeemed except as to the holder or holders to whom the Company has failed to give notice or has given deficient notice. The Put Redemption Notice shall state:

                            (i) that a Put Redemption Event has occurred and that each holder of Convertible Preferred Stock has the right to require the Company to redeem any or all of such holder's Convertible Preferred Stock at the Redemption Price;

                            (ii)   the applicable Redemption Date;

                            (iii)  a description of the Put Redemption Event;

                            (iv)   the applicable Redemption Price;

                            (v) the manner and place or places at which payment for the shares of Convertible Participating Preferred Stock surrendered for redemption will be made, upon presentation and surrender to the Company of the Certificates evidencing the shares being redeemed;

                            (vi)   the then effective Conversion Price; and

                            (vii) that the rights of holders to convert shares of Convertible Participating Preferred Stock that holders elect to surrender for redemption shall terminate at the close of business on the Redemption Date unless the Company defaults in the payment of the applicable Redemption Price.

              (h) REDEMPTION DATES. The Company shall fix the date for a Put Redemption (the "PUT REDEMPTION DATE"), the date for a Bankruptcy Redemption (a "BANKRUPTCY REDEMPTION DATE"), the date for an Optional Contingent Redemption (an "OPTIONAL CONTINGENT REDEMPTION DATE") or the date for an IPO Redemption (an "IPO REDEMPTION DATE"), as the case may be, no earlier than thirty (30) but not more than ninety (90) days after the Redemption Notice or the Put Redemption Notice, as the case may be, is sent as set forth in Section 6(c)(viii), 6(e) or 6(g) hereof, as the case may be; PROVIDED, HOWEVER, that in the event that the provisions of Section 6(c)(vi) hereof are applicable to any Optional Contingent Redemption, the Optional Contingent Redemption Date shall be the later of (i) the date set forth in the Redemption Notice and (ii) the date which is ten (10) Business Days after the date that the Arbiter determines the Valuation Amount. The Company shall fix the date for a Change of Control Redemption (the "CHANGE OF CONTROL REDEMPTION DATE"), such that the redemption of such shares occurs concurrently with the consummation of such Change of Control.

              (i) MECHANICS OF REDEMPTION.

                            (i) The Company shall pay the Redemption Price on the Redemption Date upon surrender of the certificates representing the Redemption Securities to be redeemed (endorsed or assigned for transfer, if the Board shall so require and is so stated in the notice sent by the Company); PROVIDED that if such certificates are lost, stolen or destroyed, the Board may require such holder to indemnify the Company, in a reasonable amount and in a reasonable manner, prior to paying such Redemption Price. In the event that the Company does not pay the Redemption Price in full on the applicable Redemption Date, the Company shall pay the holders of Redemption Securities to be redeemed and for which the Redemption Price has not yet been paid interest on the Redemption Price (or the portion thereof not paid by the Company on the applicable Redemption Date) in an amount equal to 2% per annum, compounded daily, payable monthly in arrears in cash to each such holder notwithstanding that dividends continue to accrue on such Redemption Securities until the Redemption Price is paid therefore. In case fewer than all of the Redemption Securities represented by any such certificate are to be redeemed, a new certificate shall be issued representing the unredeemed Redemption Securities without cost to the holder thereof, except as set forth in the following sentence. The Company shall pay any documentary, stamp or similar issue or transfer tax due upon the issuance of a new certificate for any Redemption Securities not redeemed in the name of the redeeming holder, except that the Company shall not be obligated to pay any such tax due because a certificate for Redemption Securities is issued in a name other than the name of the redeeming holder and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the reasonable satisfaction of the Company that such tax has been or will be paid.

                            (ii) From and after the Redemption Date, dividends on the Redemption Securities to be redeemed on such Redemption Date will cease to accrue; said Redemption Securities will no longer be deemed to be outstanding; and all rights of the holder thereof as a holder of Redemption Securities (except the right to receive from the Company the Redemption Price) shall cease and terminate with respect to said Redemption Securities; PROVIDED that in the event that any Redemption Securities are not redeemed due to a default in payment by the Company or because the Company is otherwise unable to pay the Redemption Price, such Redemption Securities will remain outstanding and will be entitled to all of the rights provided herein. In case fewer than all the Redemption Securities represented by any such certificate are to be redeemed, a new certificate shall be issued to and in the name of such redeeming holder representing the unredeemed Redemption Securities without cost to the holder thereof. Any Redemption Securities that have been redeemed will, after such redemption, be deemed cancelled and retired and have the status of authorized but unissued, as applicable, Common Stock or Preferred Stock (without designation as to series until such shares are once more designated as part of a particular series by the Board).

                            (iii)  If fewer than all of the outstanding
                     Redemption Securities are to be redeemed, the Redemption Securities to be redeemed must be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Board.

                            (iv) Notwithstanding anything in this Section 6 to the contrary, each holder shall retain the right to convert shares of Convertible Participating Preferred Stock held by such holder at any time on or prior to the close of business on the Redemption Date unless the Company defaults in the payment of the Redemption Price; in such event, each holder who has not received payment of the Redemption Price on the Redemption Date shall retain the right to convert such shares at any time prior to receipt of the Redemption Price therefore.

                            (v) Except (A) in connection with any action taken to finance a redemption of all of the Convertible Participating Preferred Stock pursuant to Section 6 hereof and duly approved by all necessary corporate action or (B) pursuant to the prior vote or written consent of holders representing at least a majority of the then outstanding shares of Convertible Participating Preferred Stock, voting together as a separate class, the Company shall not, whether by any amendment of its Certificate of Incorporation, by any reclassification or other change to its capital stock, by any merger, consolidation or other combination involving the Company, by any sale, conveyance or other transfer of any of its assets, by the liquidation, dissolution or winding up of the Company or by any other way, impair or restrict its ability to convert shares of Convertible Participating Preferred Stock and issue shares of Common Stock therefore. Except (A) in connection with any action solely taken to finance a redemption (or is reasonably necessary to facilitate a redemption or is reasonably required as a result of the redemption or such other actions) of all or a portion of the Convertible Participating Preferred Stock pursuant to Section 6(b), 6(c), 6(d) or 6(f) hereof and duly approved by all necessary corporate action or (B) pursuant to the prior vote or written consent of holders representing at least a majority of the then outstanding shares of Convertible Participating Preferred Stock, voting together as a separate class, the Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company. The Company shall at all times in good faith take all such action as appropriate pursuant to, and assist in the carrying out of all the provisions of, this Section 6.

              Section 7. HEADINGS AND SUBDIVISIONS. The headings of various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

              Section 8. SEVERABILITY. If any right, preference or limitations of the Convertible Participating Preferred Stock set forth in these resolutions and the Certificate of Designations filed pursuant hereto (as such Certificate of Designations may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in such Certificate of Designations, as amended, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

              Section 9. MUTILATED OR MISSING CONVERTIBLE PARTICIPATING PREFERRED STOCK CERTIFICATES. If any of the Convertible Participating Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and substitution for and upon cancellation of the mutilated Convertible Participating Preferred Stock certificate, or in lieu of and in substitution for the Convertible Participating Preferred Stock certificate lost, stolen or destroyed, a new Convertible Participating Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Convertible Participating Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Convertible Participating Preferred Stock certificate and indemnity reasonably satisfactory to the Company in amount and form, if requested by the Company.

              Section 10. ADDITIONAL DEFINITIONS. For purposes of these resolutions, the following terms shall have the following meanings:

              (a) "ADDITIONAL CONVERTIBLE PARTICIPATING PREFERRED STOCK DIRECTORS" shall have the meaning set forth in Section 4(d) hereof.

              (b) "ADDITIONAL SHARES OF COMMON STOCK" shall have the meaning set forth in Section 5(e)(i)(C) hereof.

              (c) "AFFILIATE" shall mean, with respect to any Person, (i) any Person that directly or indirectly controls, is controlled by or is under common control with such Person or (ii) any Person directly or indirectly owning or controlling ten percent (10%) or more of any class of outstanding equity interests of such Person after giving effect to the exercise, exchange or conversion of options, warrants or other securities owned or controlled by such Person which are exercisable, exchangeable or convertible into such equity interests or (iii) any director, officer, partner, trustee, or member of such Person or any Person specified in clause (i) or (ii) above or (iv) in the case of any Person specified in clause (i), (ii) or (iii) above who is an individual, Family Members of such Person.

              (d) "ARBITER" shall have the meaning set forth in Section 6(c)(vi) hereof.

              (e) "ASSOCIATE" has the meaning assigned to such term in Rule 12b-2 under the Exchange Act.

              (f) "BANKRUPTCY EVENT" means commencing any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the making by any of the Company and its Subsidiaries of a general assignment for the benefit of its creditors;

              (g) "BANKRUPTCY REDEMPTION" shall have the meaning set forth in
Section 6(b) hereof.

              (h) "BANKRUPTCY REDEMPTION DATE" shall have the meaning set forth in Section 6(h) hereof.

              (i) "BENEFICIAL OWNER" or "BENEFICIALLY OWN" has the meaning given such term in Rule 13d-3 under the Exchange Act, and a Person's beneficial ownership of securities will be calculated in accordance with the provisions of such Rule; PROVIDED, HOWEVER, that a Person will be deemed to be the beneficial owner of any security which may be acquired by such Person, whether within sixty
(60) days or thereafter, upon the conversion, exchange or exercise of any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire (x) capital stock of any Person or (y) debt or other evidences of indebtedness, capital stock or other securities directly or indirectly convertible into or exercisable or exchangeable for such capital stock of such Person.

              (j) "BOARD" means, unless otherwise specified hereunder, the Board of Directors of the Company.

              (k) "BUSINESS DAY" means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

              (l) "CALL REDEMPTION PRICE" shall have the meaning set forth in
Section 6(b) hereof.

              (m) "CAPITAL STOCK" means any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person, and with respect to the Company includes, without limitation, any and all shares of Common Stock and Preferred Stock.

              (n) "CASH DIVIDEND CREDIT" means the sum of (i) all cash dividends paid as of such date with respect to Redemption Securities and (ii) with respect to Common Stock that is a

Redemption Security, all cash dividends that were paid on the Convertible Participating Preferred Stock prior to, and in connection with, its conversion into such shares, in each case, excluding Participating Dividends.

              (o) "CAUSE" means (i) willful malfeasance or willful misconduct by a director in connection with the performance of his duties as such, (ii) the commission by a director of (a) any felony or (b) a misdemeanor involving moral turpitude or (iii) a determination by a court of competent jurisdiction in the United States that such director, as such or in any other capacity (whether or not relating to the Company), breached a fiduciary duty owed by him or her to another Person.

              (p) "CERTIFICATE OF INCORPORATION" shall have the meaning set forth in the Preamble.

              (q) "CHANGE OF CONTROL" means (i) any merger, consolidation or other business combination of the Company or Holdings LLC with or into any other entity, recapitalization, spin-off, distribution or any other similar transaction, whether in a single transaction or series of related transactions, where VCP and the beneficial owners of units of Holdings LLC on the Closing Date, and their respective Affiliates, collectively, cease to beneficially own at least 50% of the voting power of the voting securities of the entity surviving or resulting from such transaction (or the ultimate sole parent thereof) (such ownership being based solely on the voting securities owned by such Persons immediately prior to such event), (ii) any transaction or series of related transactions as a result of which VCP and the beneficial owners of units of Holdings LLC on the Closing Date, and their respective Affiliates, collectively, cease to beneficially own at least 50% of the voting power of the voting securities of the Company (or the ultimate sole parent thereof) or (iii) any sale, transfer, lease, assignment, conveyance, exchange, mortgage or other disposition of all or substantially all of the assets, property or business of the Company and its Subsidiaries.

              (r) "CHANGE OF CONTROL REDEMPTION" shall have the meaning set forth in Section 6(b) hereof.

              (s) "CHANGE OF CONTROL REDEMPTION DATE" shall have the meaning set forth in Section 6(h) hereof.

              (t) "CLOSING DATE" means the date of the sale of Convertible Participating Preferred Stock pursuant to the Preferred Stock Purchase Agreement.

              (u) "COMMON STOCK" shall mean the common stock, par value $.01 per share, of the Company.

              (v) "COMMON STOCK EQUIVALENTS" means any warrants, rights, calls, options or other securities exchangeable or exercisable for or convertible into Common Stock, including shares of Convertible Participating Preferred Stock.

              (w) "COMPANY" shall have the meaning set forth in the Preamble.

              (x) "CONVERTIBLE PARTICIPATING PREFERRED STOCK" shall have the meaning set forth in Section 1(a) hereof.

              (y) "CONVERTIBLE PARTICIPATING PREFERRED STOCK DIRECTOR" shall have the meaning set forth in Section 4(c) hereof.

              (z) "CONVERSION AMOUNT" shall have the meaning set forth in
Section 5(a) hereof.

              (aa) "CONVERSION DATE" shall have the meaning set forth in Section 5(d) hereof.

              (bb) "CONVERSION PRICE" shall have the meaning set forth in
Section 5(a) hereof.

              (cc) "CONVERTIBLE SECURITIES" shall have the meaning set forth in
Section 5(e)(i)(B) hereof.

              (dd) "CREDIT AGREEMENT" shall mean that certain Credit Agreement, dated as of February 27, 2004 among Solo Cup Company, as the Borrower, the Company, Bank of America, N.A., and the other lenders party thereto, and any amendments thereto approved in accordance with the terms of the Stockholders Agreement; PROVIDED, that for purposes of Section 4 hereof no effect shall be given to any amendments thereto or waivers of the terms thereof after the date hereof.

              (ee) "DGCL" means the General Corporation Law of the State of Delaware.

              (ff) "DEBT INSTRUMENT" shall mean each of the Credit Agreement, the Senior Subordinated Notes and the Senior Subordinated Notes Indenture, and any amendments thereto approved in accordance with the terms of the Stockholders Agreement; PROVIDED, that for purposes of Section 4 hereof no effect shall be given to any amendments thereto or waivers of the terms thereof after the date hereof.

              (gg) "DIVIDENDS" shall have the meaning set forth in Section 2(a)(ii) hereof.

              (hh) "EQUITY SECURITIES" means any and all shares of Common Stock and Common Stock Equivalents and Redeemable Preferred Stock.

              (ii) "EVENT OF DEFAULT" shall have the meaning assigned to such term in the applicable Debt Instrument.

              (jj) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

              (kk) "FAIR MARKET VALUE" for any property means (except where
Section 6(c)(vi) is applicable, in which case Section 6(c)(vi) shall govern) the fair market value thereof as determined in good faith by the Board of Directors using any appropriate valuation method, assuming an arms-length sale (and solely with respect to such determination for Equity Securities, assuming an arms-length sale of the Company and its Subsidiaries in the entirety) to an independent party, which determination must be set forth in a written resolution of the Board of Directors, in accordance with the following rules:

                            (i) for any security listed on any domestic securities exchange or quoted in the NASDAQ National Market System or the domestic over-the-counter market, the "Fair Market Value" of such security shall be the Twenty Day Average of the average closing prices of such security's sales on all domestic securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ National Market System as of 4:00 P.M., New York City time, on such day, or, if on any day such security is not quoted in the NASDAQ National Market System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar or successor organization (and in each such case excluding any trades that are not bona fide, arm's length transactions); or

                            (ii) for any security or other property which at any time is not listed on any domestic securities exchange or quoted in the NASDAQ National Market System or the domestic over-the-counter market, the "Fair Market Value" of such security or other property shall be the fair market value thereof as determined by the Board in good faith, using any appropriate valuation method, assuming an arms-length sale to an independent party; PROVIDED, HOWEVER, that holders of a majority of the outstanding shares of Convertible Participating Preferred Stock may dispute such determination by the Board by delivering written notice thereof to the Board within ten (10) Business Days of receipt of written notice of the Board's determination, in which case an Arbiter shall be appointed (whose fees and expenses shall be paid by the Company) and an arbitration shall be conducted in accordance with
                     Section 6(c)(vi) (excluding the first and penultimate sentences thereof);

       PROVIDED, that in determining the Fair Market Value of any class or series of securities, (1) such determinations shall be made without giving regard to (i) the annual management fee and the aggregate amount of annual compensation being paid to Holdings LLC and the Solo Family Members and (ii) the annual management fee being paid to Vestar Capital Partners, an Affiliate of VCP and (2) a sale of all of the outstanding securities will be assumed, without giving regard to the lack of liquidity of such security due to any restrictions (contractual or otherwise) applicable thereto or any discount for minority interests and assuming the conversion or exchange of all securities then outstanding that are convertible into or exchangeable for such securities and the exercise of all rights and warrants then outstanding and exercisable to purchase shares of such securities or securities convertible into or exchangeable for shares of such security (provided that any applicable exercise price shall have been paid or such unpaid exercise price shall reduce the Fair Market Value of such convertible securities); PROVIDED, HOWEVER, that such assumption will not include those securities, rights and warrants convertible into such security where the conversion, exchange or exercise price per share is greater than the Fair Market Value.

              (ll) "FAMILY MEMBER" means with respect to any individual (i) any member of the immediate family of such individual (which shall mean any parent, spouse, child or other lineal descendants (including by adoption), brother or sister thereof or any spouse of any of the foregoing), (ii) each trust created for the benefit of such individual or in which one or more members of such individual's immediate family has a beneficial interest and (iii) any Person who is controlled by any such immediate family member or trust (including each custodian of property for one or more such Persons).

              (mm) "GAAP" shall have the meaning set forth in the Credit Agreement.

              (nn) "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government;

              (oo) "GROUP" has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act;

              (pp) "HEREOF", "HEREIN" and "HEREUNDER" and words of similar import refer to these resolutions as a whole and not merely to any particular clause, provision, section or subsection.

              (qq) "HOLDINGS LLC" means SCC Holding Company LLC, a Delaware limited liability company.

              (rr) "INITIAL INVESTMENT AMOUNT" means $240 million.

              (ss) "JUNIOR SECURITIES" shall have the meaning assigned to such term in Section 1(b).

              (tt) "IPO" means the initial Public Offering of Common Stock.

              (uu) "IPO REDEMPTION" shall have the meaning set forth in Section 6(d) hereof.

              (vv) "IPO REDEMPTION DATE" shall have the meaning set forth in
Section 6(h) hereof.

              (ww) "IPO REDEMPTION PRICE" shall have the meaning set forth in
Section 6(d) hereof.

              (xx) "LIEN" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing).

              (yy) "LIQUIDATION PREFERENCE" shall have the meaning assigned to such term in Section 3(a) hereof.

              (zz) "LIQUIDITY CONVERSION AMOUNT" shall mean that amount of Common Stock with a Fair Market Value equal to sum of the Original Purchase Price plus the Per Share Minimum Rate of Return.

              (aaa) "LIQUIDITY EVENT" shall mean (i) a Change of Control or (ii) any Transfer to a Third Party by (A) Holdings LLC of 20% or more of the aggregate equity interest in the Company on the Closing Date or (B) beneficial owners of units of Holdings LLC on the Closing Date which would result in such Third Parties owning, directly or indirectly, 28.5% or more of the units in Holdings LLC on the Closing Date.

              (bbb) "MANDATORY CONVERSION DATE" shall have the meaning set forth in Section 5(b) hereof.

              (ccc) "MANDATORY REDEMPTION DATE" shall have the meaning set forth in Section 6(a) hereof.

              (ddd) "MANDATORY REDEMPTION PRICE" shall have the meaning set forth in Section 6(a) hereof.

              (eee) "MAJORITY REDEMPTION SECURITIES HOLDERS" shall have the meaning set forth in Section 6(e) hereof.

              (fff) "MEASUREMENT DATE" shall have the meaning set forth in
Section 5(e)(i)(D) hereof.

              (ggg) "NASD" means the National Association of Securities Dealers, Inc.

              (hhh) "NASDAQ" means the NASD Automated Quotation System.

              (iii) "ORIGINAL ISSUANCE DATE" means the date on which the first share of Convertible Participating Preferred Stock was issued.

              (jjj) "ORIGINAL PURCHASE PRICE" shall have the meaning set forth in Section 2(a)(i) hereof.

              (kkk) "OPTIONAL CONTINGENT REDEMPTION" shall have the meaning set forth in Section 6(c)(v) hereof.

              (lll) "OPTIONAL CONTINGENT REDEMPTION DATE" shall have the meaning set forth in Section 6(h) hereof.

              (mmm) "OPTIONAL CONTINGENT REDEMPTION PRICE" shall have the meaning set forth in Section 6(c)(i) hereof.

              (nnn) "OPTIONS" shall have the meaning set forth in Section 5(e)(i)(A) hereof.

              (ooo) "PARTICIPATING DIVIDENDS" shall have the meaning set forth in Section 2(a)(ii) hereof.

              (ppp) "PER SHARE MINIMUM RATE OF RETURN" means an 18% per annum return, compounded on a quarterly basis from the date of issuance based on a three hundred sixty (360) day year consisting of four ninety (90) day quarters, on the Original Purchase Price taking into account all Regular Dividends, whether paid in (i) cash, (ii) shares of Redeemable Preferred Stock (valued at the liquidation preference thereof as set forth in Section 3(a) of the Redeemable Preferred Stock Certificate of Designations) or (iii) shares of Common Stock (valued at the Fair Market Value thereof), in each case, theretofore accrued and paid on such share, and accrued and paid in connection with the conversion of such share, of Convertible Participating Preferred Stock.

              (qqq) "PERMITTED INDEBTEDNESS" means (i) intercompany debt, (ii) indebtedness for borrowed money incurred under the Debt Instruments, (iii) indebtedness outstanding on the date hereof listed on Schedule 7.02 of the Credit Agreement, (iv) other indebtedness for borrowed money permitted by the Debt Instruments and (v) Refinancing Indebtedness.

              (rrr) "PERMITTED TRANSFEREES" shall have the meaning assigned to such term in the Stockholders' Agreement.

              (sss) "PERSON" shall mean any individual, corporation, limited liability company, partnership, trust, association, trust or business trust, unincorporated organization or joint venture, Governmental Authority or other entity of any nature whatsoever.

              (ttt) "PREFERRED STOCK" shall have the meaning set forth in the Preamble.

              (uuu) "PREFERRED STOCK PURCHASE AGREEMENT" means the Preferred Stock Purchase Agreement dated as of the Closing Date, among the Company, VCP, Vestar Investment and Vestar Investment II.

              (vvv) "PUBLIC OFFERING" means the sale of Equity Securities to the public pursuant to an effective registration statement filed under the Securities Act, which results in an active trading market in such Equity Securities (it being understood that such an active trading market shall be deemed to exist if, among other things, such Equity Securities are listed on a national securities exchange or on the NASDAQ National Market).

              (www) "PUT REDEMPTION" shall have the meaning set forth in Section 6(f) hereof.

              (xxx) "PUT REDEMPTION DATE" shall have the meaning set forth in
Section 6(h) hereof.

              (yyy) "PUT REDEMPTION EVENT" shall have the meaning set forth in
Section 6(f) hereof.

              (zzz) "PUT REDEMPTION NOTICE" shall have the meaning set forth in
Section 6(g) hereof.

              (aaaa) "PUT REDEMPTION PRICE" shall have the meaning set forth in
Section 6(f) hereof.

              (bbbb) "REDEEMABLE PREFERRED STOCK" means the redeemable preferred stock of the Company with terms as set forth in the Redeemable Preferred Stock Certificate of Designations.

              (cccc) "REDEEMABLE PREFERRED STOCK CERTIFICATE OF DESIGNATIONS" means the certificate of designations of the Company setting forth the terms of the Redeemable Preferred Stock.

              (dddd) "REDEMPTION DATE" means the Mandatory Redemption Date, the Bankruptcy Redemption Date, the Change of Control Redemption Date, the Optional Contingent Redemption Date, the IPO Redemption Date or the Put Redemption Date, as the case may be.

              (eeee) "REDEMPTION NOTICE" shall have the meaning set forth in
Section 6(e) hereof.

              (ffff) "REDEMPTION PRICE" means the Mandatory Redemption Price, the Call Redemption Price, the Optional Contingent Redemption Price, the IPO Redemption Price or the Put Redemption Price, as the case may be.

              (gggg) "REDEMPTION SECURITIES" means, at any time, the outstanding shares of Convertible Participating Preferred Stock, and all shares of Common Stock or Redeemable Preferred Stock received upon conversion of or in payment of dividends accrued on Convertible Participating Preferred Stock, held, on the date on which such shares are being redeemed, by a Redemption Securities Holder; PROVIDED, that any of the foregoing securities which are sold by a Redemption Securities Holder in connection with a Public Offering or disposition in accordance with Rule 144 under the Securities Act shall, upon consummation of such sale, no longer be deemed Redemption Securities.

              (hhhh) "REDEMPTION SECURITIES HOLDER" means VCP, Vestar Investment, Vestar Investment II, any Management Investor (as defined in the Stockholders' Agreement), any Permitted Transferee (as defined in the Stockholders' Agreement) of any of the foregoing and any other Stockholder (as defined in the Stockholders' Agreement) who acquired shares of Redemption Securities as a transferee of, or as a result of a transfer from, any of the foregoing; PROVIDED, that any such Permitted Transferee or transferee which acquired securities in connection with a Public Offering or disposition in accordance with Rule 144 under the Securities Act shall not be deemed a Redemption Securities Holder in respect of such securities.

              (iiii) "REFINANCING INDEBTEDNESS" means, as of the date of the refinancing of any indebtedness, indebtedness for borrowed money in a principal amount not in excess of the principal amount of, and accrued and unpaid interest on, existing indebtedness for borrowed money that is being refinanced thereby plus, in the case of the Credit Agreement or similar debt instruments, the aggregate amount of unused lines of credit thereunder.

              (jjjj) "REGISTRATION RIGHTS AGREEMENT" shall mean the Registration Rights Agreement dated as of the Closing Date among the Company, Vestar Investment, Vestar Investment II, VCP, Holdings LLC and the Management Investors.

              (kkkk) "REGULAR DIVIDENDS" shall have the meaning set forth in
Section 2(a)(i) hereof.

              (llll) "REGULAR DIVIDEND PAYMENT DATE" shall have the meaning set forth in Section 2(b) hereof.

              (mmmm) "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

              (nnnn) "SELECTING FIRMS" shall have the meaning set forth in
Section 6(c)(vi) hereof.

              (oooo) "SENIOR SUBORDINATED NOTES" means the 8 1/2% unsecured subordinated notes of the Borrower (as defined in the Credit Agreement) due February 15, 2014 in an aggregate principal amount of $325,000,000 issued and sold on February 27, 2004 pursuant to the Senior Subordinated Notes Indenture, and any amendments thereto approved in accordance with the terms of the Stockholders Agreement.

              (pppp) "SENIOR SUBORDINATED NOTES INDENTURE" means the Indenture, dated as of February 27, 2004, by and among U.S. Bank National Association, as trustee, the Borrower (as defined in the Credit Agreement) and the Subsidiary Guarantors (as defined in the Credit Agreement), and any amendments thereto approved in accordance with the terms of the Stockholders Agreement.

              (qqqq) "SOLO FAMILY MEMBER" shall have the meaning assigned to such term in the Stockholders' Agreement.

              (rrrr) "STOCKHOLDER" shall have the meaning assigned such term in the Stockholders' Agreement.

              (ssss) "STOCKHOLDERS' AGREEMENT" means the Stockholders Agreement dated as of the Closing Date among the Company, Vestar Investment, Vestar Investment II, VCP, Holdings LLC, the Management Investors named therein and the other signatories thereto, as amended in accordance with its terms.

              (tttt) "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, association or other business entity of which fifty percent (50%) or more of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof, or fifty percent (50%) or more of the equity interest therein, is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of such Person or a combination thereof.

              (uuuu) "SUBSTANTIALLY UNDERPERFORMS" shall have the meaning assigned such term in the Stockholders' Agreement.

              (vvvv) "THIRD PARTY" shall mean any Person (including, solely for purposes of the determination of a Third Party, any Group) other than the VCP, Vestar Investment, Vestar Investment II, Holdings LLC and the Management Investors and their Permitted Transferees.

              (wwww) "TWENTY DAY AVERAGE" means, with respect to any prices and in connection with the calculation of Fair Market Value, the average of such prices over the twenty (20) Business Days ending on the Business Day immediately prior to the day as of which "Fair Market Value" is being determined.

              (xxxx) "VALUATION AMOUNT" shall have the meaning set forth in
Section 6(c)(vi) hereof.

              (yyyy) "VCP" means Vestar Capital Partners IV, L.P., a Delaware limited partnership.

              (zzzz) "VESTAR INVESTMENT" means Vestar Cup Investment, LLC, a Delaware limited liability company and an Affiliate of VCP.

              (aaaaa) "VESTAR INVESTMENT II" means Vestar Cup Investment II, LLC, a Delaware limited liability company and an Affiliate of VCP.

                    [Rest of page intentionally left blank.]

              IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be executed by a duly authorized officer of the Company as of February 27, 2004.


                                       SOLO CUP INVESTMENT CORPORATION



                                       By: /s/ RONALD L. WHALEY
                                           -------------------------------------
                                           Name:  Ronald L. Whaley
                                           Title: President and Chief Operating
                                                  Officer